Exhibit 10.85

April 3, 2009

Samuel R. Saks, MD

Dear Dr. Saks:

The purpose of this Letter Agreement (the “Agreement”) is to set forth the terms of the consultancy with Jazz Pharmaceuticals, Inc. with a principal place of business at 3180 Porter Drive, Palo Alto, CA 94304 (together with its subsidiaries, “Jazz Pharmaceuticals”), by Samuel R. Saks, MD (“Consultant”) with a principal place of business at 2404 Hillside Drive, Burlingame, CA 94010, which are as follows:

1. Consultant will act as a consultant to Jazz Pharmaceuticals from time to time during the period from April 4, 2009 to April 3, 2010, or longer if mutually agreed to in writing by the parties, unless this Agreement is earlier terminated by either parties in accordance with the terms of this Agreement.

2. We plan to consult with you on clinical, medical and other matters as such relate to activities of Jazz Pharmaceuticals. The consultancy will be in the form of meetings, advice, and the like, at facilities of Jazz Pharmaceuticals or at other mutually convenient locations as will be agreed to by the parties in advance. Consultant will use his diligent efforts to perform all services hereunder in accordance with agreed upon timetables.

3. In recognition of these services, Jazz Pharmaceuticals agrees to compensate Consultant at the rate of $375 per full hour of consulting time (exclusive of travel time), prorated for partial hours, plus reasonable documented out-of-pocket expenses incurred in connection with such consulting services and consistent with Jazz Pharmaceuticals’ reimbursement policies. Consultant will invoice Jazz Pharmaceuticals not more frequently than monthly and such undisputed invoices will be payable 30 days after receipt by Jazz Pharmaceuticals. Payment for consulting services rendered hereunder and related expenses will be subject to the completion and documentation, if applicable, of such services to the reasonable satisfaction of Jazz Pharmaceuticals.

4. “Confidential Information” means (i) all information, including without limitation data, technology, samples and specimens relating to Jazz Pharmaceuticals and its products, product concepts, technologies, businesses, financial, sales, marketing, clinical or regulatory affairs, manufacturing processes and procedures, or those of any third party from whom Jazz Pharmaceuticals receives information on a confidential basis, whether written, graphic or oral, furnished to Consultant by or on behalf of Jazz Pharmaceuticals, either directly or indirectly, or obtained or observed by Consultant, and (ii) the services to be provided by Consultant hereunder, with the exception only of the following:

a)	information that is now in the public domain or subsequently enters the public domain without fault on the part of Consultant;

Samuel R. Saks, MD

April 3, 2009

b)	information that is presently known by Consultant from Consultant’s own sources without restriction as evidenced by Consultant’s prior written records; and

c)	information disclosed to Consultant without restriction by a third party legally and contractually entitled to make such disclosures without restriction.

Any combination of features or disclosures will not be deemed to fall within the foregoing exclusions merely because certain individual features are published or available to the general public or in the rightful possession of Consultant unless the combination as a whole falls within any of the above exceptions.

Except as required in Consultant’s duties to Jazz Pharmaceuticals, Consultant agrees not to disclose or use at any time or for any purpose, either during or subsequent to the term of this Agreement, any Confidential Information, without the prior written consent of Jazz Pharmaceuticals, to be given or withheld in Jazz Pharmaceuticals’ absolute discretion. Consultant will take all necessary and reasonable precautions to prevent the disclosure of Confidential Information to any unauthorized third parties.

Notwithstanding the foregoing, Confidential Information may be disclosed to the extent required by applicable laws or regulations or as ordered by a court or other regulatory body having competent jurisdiction provided that Consultant uses his best efforts to limit the disclosure and maintain confidentiality to the extent possible and provides reasonable prior written notice to Jazz Pharmaceuticals.

Consultant acknowledges that the use or disclosure of Confidential Information without Jazz Pharmaceuticals’ express written permission will cause Jazz Pharmaceuticals irreparable harm and that any material breach or threatened material breach of this Agreement by Consultant will entitle Jazz Pharmaceuticals to seek injunctive relief and reasonable attorneys’ fees, in addition to any other legal remedies available to it, in any court of competent jurisdiction.

5. All inventions, ideas, improvements, discoveries, enhancements, modifications, know-how, trade secrets, data, information and intellectual property rights of every kind and description conceived, generated, made, fixed in a tangible medium of expression or reduced to practice, as the case may be, by Consultant, either alone or jointly with others, which arise out of or relate to this Agreement (the “Intellectual

Samuel R. Saks, MD

April 3, 2009

Property”) will be the sole and exclusive property of Jazz Pharmaceuticals. Consultant agrees to disclose such Intellectual Property promptly to Jazz Pharmaceuticals, to assign all of Consultant’s right, title and interest in and to any such Intellectual Property promptly to Jazz Pharmaceuticals without royalty or any other consideration and to execute all applications, assignments or other instruments reasonably requested by Jazz Pharmaceuticals, in order for Jazz Pharmaceuticals to establish Jazz Pharmaceuticals’ ownership of such Intellectual Property and to obtain whatever protection for such Intellectual Property, including patent and copyright rights, in any and all countries on such Intellectual Property as Jazz Pharmaceuticals will determine. Consultant further agrees to cooperate fully with Jazz Pharmaceuticals in the process of securing and enforcing Jazz Pharmaceuticals’ rights to such Intellectual Property and Jazz Pharmaceuticals will compensate Consultant for Consultant’s reasonable time devoted to such activities at Jazz Pharmaceuticals’ request and reimburse Consultant for reasonable expenses incurred in connection therewith. Consultant hereby irrevocably designates and appoints Jazz Pharmaceuticals as his agents and attorneys-in-fact to act for and in Consultant’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Jazz Pharmaceuticals. If any part of the services performed in accordance with this Agreement or Intellectual Property is based on, incorporates or is an improvement or derivative of, or cannot be reasonably and fully made, used, reproduced, modified, distributed or otherwise exploited without using or violating, any technology or intellectual property rights owned or licensed by Consultant and not assigned hereunder, then Consultant hereby grants and agrees to grant to Jazz Pharmaceuticals and its affiliates and successors a nonexclusive, perpetual, irrevocable, worldwide, royalty-free, sublicensable right and license to exploit and exercise all such technology and intellectual property rights in support of Jazz Pharmaceuticals’ exercise or exploitation of the services, Intellectual Property, other work performed hereunder, or any assigned rights (including any modifications, improvements and derivatives of any of them).

6. All Confidential Information disclosed by or on behalf of Jazz Pharmaceuticals to Consultant pursuant to this Agreement will be and remain the property of Jazz Pharmaceuticals and all written Confidential Information and copies thereof will be promptly returned or lawfully destroyed upon the earlier of the termination of this Agreement or Jazz Pharmaceuticals’ request, provided that Consultant will be entitled to retain one set of all such information for the sole purpose of monitoring Consultant’s obligations hereunder.

7. It is understood that Consultant will be serving under this Agreement as an independent contractor, and will not be eligible to participate in any benefits extended by Jazz Pharmaceuticals to its employees. As an independent contractor, Consultant is solely responsible for all taxes, withholdings, and other statutory or contractual obligations of any sort, including, but not limited to, workers’ compensation insurance. Consultant agrees to defend, indemnify and hold Jazz Pharmaceuticals harmless from any and all claims, damages, liabilities, losses, attorneys’ fees and expenses on account of (a) an alleged failure by Consultant to satisfy any such obligations or any other obligation (under this Agreement or otherwise) or (b) any other action or inaction of Consultant.

Samuel R. Saks, MD

April 3, 2009

8. Consultant represents and warrants to Jazz Pharmaceuticals that: (i) Consultant is legally able to enter into this consulting arrangement with Jazz Pharmaceuticals and that this Agreement will not and does not conflict with any agreement, arrangement or understanding, written or oral, to which Consultant is a party or by which Consultant is bound, (ii) the services performed by the Consultant pursuant to this Agreement will be performed in a professional and workmanlike manner, (iii) all work under this Agreement will be Consultant’s original work and none of the services or Intellectual Property or any development, use, production, distribution or exploitation thereof will infringe, misappropriate or violate any intellectual property or other right of any person or entity (including, without limitation, Consultant himself), (iv) Consultant will not disclose to Jazz Pharmaceuticals or use for its benefit any trade secret or proprietary or confidential information of any third party; and (v) Consultant agrees to disclose to any committee that Consultant is a member of and which sets formularies or develops clinical guidelines the nature and existence of Consultant’s relationship with Jazz Pharmaceuticals.

9. Consultant represents and warrants to Jazz Pharmaceuticals that he (i) is not currently excluded, debarred, suspended or otherwise ineligible to participate in the Federal health care programs or in Federal procurement or nonprocurement programs or is proposed for exclusion under such programs, and (ii) has not been convicted of a criminal offense that falls within the ambits of 42 U.S.C. §1320a-(7)a or §1320a-7(b)(1)-(3) but has not yet been excluded, debarred, suspended, or otherwise declared ineligible to participate in the Federal health care programs or in federal procurement or nonprocurement programs. Consultant agrees that he will immediately notify Jazz Pharmaceuticals in writing if any of the representations and warranties made by Consultant in this Paragraph 9 cease to be true at any time during the term of this Agreement.

10. Consultant agrees that during the term of this Agreement and for one year thereafter, Consultant will not solicit or in any manner encourage any employee of Jazz Pharmaceuticals to leave its employ.

11. Either party may terminate this Agreement at any time upon 30 days’ written notice to the other party. The provisions of Paragraphs 4 through 11 of this Agreement, and any remedies for breach of this Agreement, will survive expiration or termination of this Agreement for any reason. In the event of termination by Jazz Pharmaceuticals, subject to Paragraph 3, Consultant will be entitled to compensation for services rendered and reimbursement for noncancellable expenses incurred under this Agreement prior to the date of termination.

12. Any notice required or permitted to be given hereunder will be effective upon receipt and will be given in writing, in English and delivered in person, via established express courier service (with confirmation of receipt), confirmed facsimile or registered or certified mail, postage prepaid, return receipt requested, to the parties at their respective addresses given herein or at such other address designated by written notice.

Samuel R. Saks, MD

April 3, 2009

13. This Agreement and the performance contemplated hereunder are personal to Consultant and Consultant will not have the right or ability to subcontract, delegate, assign or otherwise transfer any rights or obligations under this Agreement without the prior written consent of Jazz Pharmaceuticals. This Agreement will be binding upon, and inure to the benefit of, the successors, representatives and permitted assigns of the parties.

14. This Agreement will be governed and construed in accordance with the laws of the State of California, excluding any choice of law rules which may direct the application of the laws of another jurisdiction.

If the foregoing is acceptable, please execute both copies of this Agreement and return one fully executed original to Jazz Pharmaceuticals.

Very truly yours,

Jazz Pharmaceuticals, Inc.

/s/ Carol Gamble
Carol Gamble
Senior Vice President and General Counsel

Agreed to and accepted this 3rd day of April, 2009.

/s/ Samuel R. Saks, MD
Samuel R. Saks, MD